[ING Security Life letterhead]

EXHIBIT 6

April 11, 2002

Security Life of Denver Insurance Company
1290 Broadway
Denver, CO 80203-5699

Re:	Security Life Separate Account L1
Post-Effective Amendment No. 6; SEC File No. 333-72753

Gentlemen:

In my capacity as Senior Vice President, Product Management Group of Security Life of Denver Insurance Company ("Security Life"), I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 6 to the Registration Statement on Form S-6 (File No. 333-72753) to be filed by Security Life and its Security Life Separate Account L1 (the "Separate Account") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the Variable Survivorship universal life insurance policies; and

The preparation of the policy forms for the Variable Survivorship universal life insurance policies described in Post-Effective Amendment No. 6 (the "Policies").

It is my professional opinion that

  The aggregate fees and charges under the Policies are reasonable in relation to the services rendered the expenses expected to be incurred and the risks assumed by Security Life.
  All other numerical examples shown in the Prospectus are consistent with the Policies and our other practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,

/s/ Lawrence D. Taylor

Lawrence D. Taylor, F.S.A., M.A.A.A.
LDT:tls